EXHIBIT (d)(5)


                              EMPLOYMENT AGREEMENT
                              --------------------


         This Agreement (this "Agreement"), dated as of February 25, 2000, is made by and among Cosmair, Inc., a Delaware corporation (the "Corporation"), and Mr. Malcolm Yesner (the "Executive").

                                    RECITALS
                                    --------

         1. The Executive is presently Chief Executive Officer of each of Carson, Inc., a Delaware corporation ("Carson"), and Carson Products Company, a Delaware corporation ("Carson Products").

         2. Pursuant to an Agreement and Plan of Merger dated as of February 25, 2000, (the "Merger Agreement"), by and among the Corporation, Carson Acquisition Corp. and Carson, the Corporation has agreed to make a cash tender offer (the "Tender Offer") for all of the shares of Class A Common Stock of Carson ("Carson Stock").

         3. The Corporation desires to retain the services of the Executive, and is not willing to enter into the Merger Agreement unless the Executive agrees to become employed by the Corporation, immediately following completion of the Tender Offer, on the terms and subject to the conditions set forth in this Agreement. The Executive is willing to become employed by the Corporation, immediately following completion of the Tender Offer, on such terms and subject to such conditions.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the Corporation and the Executive hereby agree as follows:

     1. DEFINITIONS.

         1.1 "AFFILIATE" means any person or entity of any kind effectively controlling, effectively controlled by or under effective common control with the Corporation.

         1.2 "BOARD" means the Board of Directors of the Corporation.

         1.3 "CAUSE" means (a) the Executive is convicted of a felony involving moral turpitude, (b) the Executive commits a willful serious act intending to enrich himself at the expense of the Corporation or any Affiliate, or (c) the Executive, in carrying out his duties and responsibilities under this Agreement, engages in gross negligence or willful misconduct which, in either case, results in material harm to the Corporation and/or any Affiliate.

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         1.4 "COMMENCEMENT DATE" means the earlier to occur of (i) the first business day following the date upon which the Corporation accepts Carson Stock for payment pursuant to the Tender Offer, provided that the Minimum Condition (as defined in the Merger Agreement) shall not have been waived or (ii) the date the Merger (as defined in the Merger Agreement) occurs.

         1.5 "DISABILITY" means the Executive's inability to render the services required hereunder by reason of a physical or mental disability reasonably expected to last for more than six months after the date such disability is first diagnosed, as determined by the written medical opinion of an independent medical physician selected in good faith by the Corporation.

         1.6 "GOOD REASON" means the relocation, without the written consent of the Executive, of the Executive's principal place of business to a place more than 30 miles outside one of the following four metropolitan areas: Chicago, Illinois; New York, New York; Atlanta, Georgia; and Savannah, Georgia.

         1.7 "PARENT" means any corporation which has a direct or indirect legal or beneficial ownership interest in the Corporation, but only if any such corporation owns or controls, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock of the Corporation.

         1.8 "RESTRICTION PERIOD" means the period commencing on the date the Executive's employment with the Corporation ceases for any reason and ending on the day immediately preceding the third anniversary of such date.

         1.9 "SUBSIDIARY" means any corporation (other than the Corporation) in which the Corporation or any Parent has a direct or indirect legal or beneficial ownership interest, but only if the Corporation or the Parent, as the case may be, owns or controls, directly or indirectly, stock possessing at least 20% of the total combined voting power of all classes of stock in any such corporation.

     2. EFFECTIVENESS OF THIS AGREEMENT; EMPLOYMENT.

          (a) This Agreement shall become effective on the Commencement Date. This Agreement shall not become effective, and shall have no further force or effect, if the Merger Agreement is terminated in accordance with its terms prior to the Commencement Date.

          (b) Subject to the terms and provisions set forth in this Agreement, the Corporation during the Term of Employment agrees to employ the Executive as an officer of the Corporation, and the Executive hereby accepts such employment.

         3. TERM OF EMPLOYMENT. The initial term of employment under this Agreement shall commence on the Commencement Date and, unless earlier terminated by the Corporation or the Executive under Section 6 of this Agreement, shall


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continue until the second anniversary thereof (the "Initial Term"). At the end of the Initial Term, this Agreement shall continue in effect for additional one-year terms ending on the anniversary of the Initial Term termination date on the same terms and conditions as the Initial Term except as otherwise expressly provided herein (each, a "Renewal Term," and together with the Initial Term, the "Term of Employment") unless either party gives written notice to the other party no later than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

     4. POSITIONS, RESPONSIBILITIES AND DUTIES.

         4.1 POSITIONS AND DUTIES. During the Term of Employment, the Executive shall be employed and shall serve as the President of Carson Products and an officer of the Corporation with such duties as are determined from time to time by the Board or the Board's designees. The Executive shall have liaison responsibility for Carson Products' international business during the Corporation's 2000 fiscal year. The Executive shall report to the President of the L'Oreal Retail Division. For the fiscal year beginning January 1, 2001, the Executive shall be considered for the Corporation's Executive Committee.

         4.2 ATTENTION TO DUTIES AND RESPONSIBILITIES. During the Term of Employment, the Executive shall devote his full business time to the business and affairs of the Corporation and the Executive shall use his best effects, ability and fidelity to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement.

     5. COMPENSATION AND OTHER BENEFITS.

         5.1 BASE SALARY. During the Term of Employment, the Executive shall receive a base salary ("Base Salary") at the rate of $375,000 per annum through December 31, 2000, $420,000 per annum for the period from January 1, 2001 through December 31, 2001, and not less than $420,000 per annum for the period from January 1, 2002 through the remainder of the Initial Term payable in accordance with past practices until such practices are changed by the Board. During any Renewal Term, on an annual basis or at such other times as the Corporation may determine, the Corporation may review the Executive's performance and determine whether, in its sole discretion, the Corporation will increase (but not decrease) the Executive's Base Salary.

         5.2 BONUS.

          (a) ANNUAL BONUS. During the Term of Employment, the Executive shall be eligible to receive, in the sole discretion of the Corporation, an annual bonus of up to 30% of such Executive's Base Salary ("Annual Bonus") as determined by management of the Corporation in its sole discretion; provided, however, that in respect of the Corporation's 2000 fiscal year the Executive shall be entitled to receive a guaranteed bonus of $150,000 payable in a lump sum no later than fifteen (15) business days following the end of such fiscal year. Each other Annual Bonus will be payable to the


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     Executive in a lump sum within fifteen (15) business days after the end of the fiscal year to which it relates or as soon as practicable thereafter, but in no event will such bonus be payable at a different time as annual bonuses are paid to other senior executives of the Corporation.

          (b) RETENTION BONUS. The Executive shall be entitled to a "Retention Bonus" of $2,250,000 (the "Retention Bonus") payable in a lump sum within fifteen (15) business days after the earliest to occur of (i) the expiration of the Initial Term (provided the Executive is employed by the Corporation on the last day thereof), (ii) death or Disability of the Executive and (iii) termination of the Executive's employment without Cause or for Good Reason.

         5.3 STOCK INCENTIVE PLAN; OTHER INCENTIVE, RETIREMENT, AND SAVINGS
PLANS.

          (a) During the Term of Employment, the Executive shall participate in the Corporation's Stock Incentive Plan maintained for the benefit of senior executives of the Corporation (the "Stock Incentive Plan"). On or about December 31, 2000, the Corporation shall credit $100,000 to the Executive's phantom stock account established in connection with the Stock Incentive Plan (the "Phantom Stock Account") for the fiscal year ending December 31, 2000. For each successive completed fiscal year during the Term of Employment, the Corporation shall credit the Executive's Phantom Stock Account with an amount equal to the Executive's Annual Bonus actually awarded pursuant to Section 5.2(a) hereof. The specific terms of the Executive's Phantom Stock Account are described in the Stock Incentive Plan.

          (b) During the Term of Employment and to the extent eligible, the Executive shall participate in all incentive, pension, retirement, savings and other employee benefit plans and programs, if any, generally maintained from time to time by the Corporation for the benefit of senior executives and other employees of the Corporation.

         5.4 HEALTH AND WELFARE BENEFIT PLANS. During the Term of Employment and to the extent eligible, the Executive shall participate in and be covered by all the health and welfare benefit plans and programs, if any, generally maintained by the Corporation for the benefit of senior executives and other employees of the Corporation.

         5.5 EXPENSE REIMBURSEMENT. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive in performing his duties and responsibilities hereunder in accordance with the policies and procedures of the Corporation as in effect at the time the expense was incurred, as the same may be changed from time to time.


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         5.6 VACATION, HOLIDAYS OR TEMPORARY LEAVE. The Executive shall be entitled to take four (4) weeks of vacation per year, without loss or diminution of compensation. Such vacation shall be taken at such time or times consistent with the needs of the Corporation's business. The Employee shall further be entitled to the number of paid holidays and leaves for illness or temporary disability in accordance with the Corporation's policies as such policies may be amended from time to time or terminated in the Corporation's sole discretion.

         5.7 AUTOMOBILE ALLOWANCE. The Corporation shall provide the Executive with one automobile allowance of a make and model similar to an automobile the Executive is currently receiving, such determination to be made in the Corporation's sole discretion.

     6. TERMINATION.

         6.1 TERMINATION DUE TO DEATH OR DISABILITY. In the event of the Executive's death or Disability during the Term of Employment, the Term of Employment shall thereupon end and, along with any payments under Section 9.4 that the Executive, his estate or other legal representative may be entitled to, the Executive, his estate or other legal representative, as the case may be, shall only be entitled to:

          (a) Base Salary up to and including the date of termination;

          (b) any prior fiscal year Annual Bonus actually awarded, but not yet paid as of the date of termination, plus the Retention Bonus (if death or Disability occurs during the Initial Term);

          (c) reimbursement for all expenses (under Section 5.5) incurred as of the date of termination, but not yet paid as the date of termination; and

          (d) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans, programs or agreements, if any, of the Corporation or any of its Affiliates.

Each of the amounts described in Section 6.1(a) and (b) will be payable to the Executive (or his estate in the case of his death or his legal guardian in the case of his Disability) in a lump sum within fifteen (15) business days after the end of the date the Executive's employment is terminated due to death or Disability, and any amount described in Section 6.1(c) will be payable in a lump sum within fifteen (15) business days after the Executive (or his estate or legal guardian) submits proper documentation of such expenses.

         6.2 TERMINATION BY THE CORPORATION FOR CAUSE; VOLUNTARY TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. The Corporation may terminate the Executive's employment hereunder for Cause, or the Executive may voluntarily terminate employment with the Corporation upon thirty (30) days' prior written


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notice to the Corporation other than for Good Reason. If the Corporation terminates the Executive's employment hereunder for Cause or the Executive voluntarily terminates his employment other than for Good Reason hereunder during the Term of Employment, the Term of Employment shall thereupon end as set forth below and, along with any payments under Section 9.4 that the Executive may be entitled to, the Executive shall only be entitled to:

          (a) Base Salary up to and including the date of termination;

          (b) any prior fiscal year Annual Bonus actually awarded, but not yet paid as of the date of termination;

          (c) reimbursement for all expenses (under Section 5.5) incurred as of the date of termination, but not yet paid as of the date of termination; and

          (d) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans, programs or agreements, if any, of the Corporation or any of its Affiliates.

Each of the amounts described in Section 6.2(a) and (b) will be payable to the Executive in a lump sum within fifteen (15) business days after the end of the date the Executive's employment is terminated for Cause or the Executive voluntarily terminates his employment with the Corporation, and any amount described in Section 6.2(c) will be payable in a lump sum within fifteen (15) business days after the Executive submits proper documentation of such expenses.

         6.3 TERMINATION BY THE CORPORATION WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. Upon 30 days prior written notice to the Executive, the Corporation may terminate the Executive's employment hereunder without Cause or the Executive may terminate his employment hereunder for Good Reason. If the Corporation terminates the Executive's employment hereunder without Cause (other than due to death or Disability or the expiration of the Term of Employment) or the Executive terminates his employment hereunder for Good Reason during the Term of Employment, the Term of Employment shall thereupon end and, along with any payments under Section 9.4 that the Executive may be entitled to, the Executive shall only be entitled to:

          (a) in lieu of any further salary and annual bonus payments to the Executive for periods subsequent to the date of termination, the Corporation shall pay to the Executive a lump sum severance payment, in cash, equal to the sum of the remaining Base Salary payments and any Annual Bonus payments (assuming in each case the maximum Annual Bonus payout) the Executive would have earned hereunder had he worked during the balance of the Initial Term (or, if applicable, during the balance of any Renewal
     Term) plus the Retention Bonus (if terminated during the Initial Term);


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          (b) any Base Salary accrued or any prior fiscal year Annual Bonus actually awarded, but not yet paid as of the date of termination;

          (c) reimbursement for all expenses (under Section 5.5) incurred as of the date of termination, but not yet paid as of the date of termination;

          (d) continuation of the health and welfare benefits of the Executive, at the level in effect (as provided for by Section 5.4 of this Agreement) on the date of termination for the remainder of the Term of Employment; and

          (e) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans, programs or agreements, if any, of the Corporation or any of its Affiliates.

Each of the amounts described in Section 6.3(a) and (b) will be payable to the Executive in a lump sum within fifteen (15) business days after the end of the date the Executive's employment is terminated by the Corporation without Cause or by the Executive for Good Reason, and any amount described in Section 6.3(c) will be payable in a lump sum within fifteen (15) business days after the Executive submits proper documentation of such expenses.

         The Corporation's obligation to make the payment pursuant to this
Section 6.3 shall be conditioned upon the Corporation's prior receipt of an executed general release of claims and covenant not to sue.

         6.4 NO MITIGATION; NO OFFSET. In the event of any termination of employment under this Section 6, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Section 6 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

         6.5 STATEMENTS BY THE EXECUTIVE. Subject to the requirements of any applicable securities or other laws or as may otherwise be required in the performance of his duties hereunder, the Executive agrees that, during and after the Term of Employment, he shall not at any time make any statement or representation, written or oral, which the Executive knows or should know will, or which he knows or should know is reasonably likely to, impair or adversely affect in any way the reputation, good will, business, customer or supplier relationships, or public relations of the Corporation, Carson Products, any Parent, any Subsidiary, any Affiliate, and/or any person or entity which the Executive knows or should know is one of the following: (i) a member of the boards of directors of the Corporation, Carson Products, any Parent, any Affiliate and/or any Subsidiary, (ii) an employee of the Corporation, Carson Products, any Parent, any Affiliate and/or any Subsidiary, (iii) a person or entity who has or has had a legal or beneficial ownership interest in the shares


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of the Corporation, Carson Products, any Parent, any Subsidiary and/or any
Affiliate (an "Owner"), and/or (iv) an owner, employee, director, partner, representative of, and/or adviser to, any such Owner.

         7. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided or maintained by the Corporation and/or Carson Products and for which the Executive may be eligible and qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any future agreements with the Corporation, Carson Products and/or any Affiliate.

         8. RESOLUTION OF DISPUTES. With the exception of proceedings for equitable relief brought pursuant to Section 9.5 of this Agreement or otherwise, any disputes arising under or in connection with this Agreement, including, without limitation, any assertion by any party hereto that the other party has breached any provision of this Agreement, shall be resolved by arbitration, to be held in New York, New York (or such other location as the Corporation and the Executive shall agree to in writing), in accordance with the rules and procedures of the American Arbitration Association.

     9. CONFIDENTIAL INFORMATION AND NONCOMPETITION.

         9.1 CONFIDENTIAL INFORMATION. The Executive shall not, during the Term of Employment, during the Restriction Period and at any time thereafter, without the prior express written consent of the Board, directly or indirectly, use any Confidential Information (as defined below) in any way, or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive's duties and responsibilities under this Agreement or when required to do so by a lawful order of a court of competent jurisdiction). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). The Executive shall also immediately notify the Board if he becomes aware of any material unauthorized use or disclosure of any material Confidential Information by any third party, and the Executive agrees to cooperate fully in any attempts or efforts by the Corporation, Carson Products or any Affiliate to obtain any relief or remedy in respect of such unauthorized use or disclosure. The Executive shall also proffer to the Board's designee, immediately upon any termination of his employment with the Corporation for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, dairies, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing any Confidential Information that are in the Executive's actual or constructive possession or which are subject to his control at such time. In addition, the Executive shall at all times use his best efforts carefully to safeguard any Confidential Information in the Executive's possession or under his control. For purposes of this Agreement, "Confidential Information" shall mean all information respecting the business and activities of the Corporation, Carson Products, any Parent and/or any Subsidiary, including, without limitation, the terms and provisions of this


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Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Corporation, Carson Products, any Parent and/or any Subsidiary. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive's breach of any portion of this Section 9.1 or any other obligation the Executive owes to the Corporation, any Parent and/or any Subsidiary).

         9.2 NONCOMPETITION. During the Term of Employment and during the Restriction Period, the Executive shall not, directly or indirectly, within any geographic area in which the Corporation or its Affiliates are doing business
(a) engage, without the prior express written consent of the Corporation, in any business or activity, including but not limited to the manufacturing, production, importation, distribution or sales of any cosmetic, fragrance or hair care products, whether as an employee, consultant, partner, principal, agent, representative, stockholder or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, with respect to any of its activities that, directly or indirectly, compete in any material manner with (i) the Corporation, (ii) Carson Products, (iii) any Parent or Subsidiary, or (iv) any product, service or other business of any such entities which is in production, distribution or development as of the date of termination, and/or (b) meaningfully assist, help or otherwise support, without the prior express written consent of the Corporation, Carson Products, any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if such business or activity, directly or indirectly, competes (or is reasonably likely to compete) in any manner with any significant business or activity of the Corporation, Carson Products or any Parent or Subsidiary; provided, however, that in the event the Executive voluntarily terminates employment (other than due to Disability or for Good Reason) with the Corporation during the Initial Term, the Corporation may, in its sole discretion, elect to waive the Executive's obligations under this Section 9.2, in which case the Corporation shall not be liable to pay the Executive any compensation as described in Section 9.4 of the Agreement during the Restriction Period.

         9.3 NONSOLICITATION. Other than in the performance of his duties with the Corporation, the Executive, during the Term of Employment and during the Restriction Period, shall not, directly or indirectly, (a) take any action to solicit or divert any business or clients or customers (or potential clients or potential customers) away from the Corporation, Carson Products or any Parent or Subsidiary, (b) induce customers, potential customers, clients, potential clients, suppliers, agents or other persons under contract or otherwise associated or doing business with the Corporation, Carson Products or any Parent


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or Subsidiary to terminate, reduce or alter any such association or business with or from the Corporation, Carson Products or any Parent or Subsidiary, and/or (c) induce any person in the employment of the Corporation, Carson Products or any Parent or Subsidiary or any consultant to the Corporation, Carson Products or any Parent or Subsidiary to (i) terminate such employment, or consulting arrangement, (ii) accept employment, or enter into any consulting arrangement, with anyone other than the Corporation, Carson Products or any Parent or Subsidiary, and/or (iii) interfere with the customers, suppliers, or clients of the Corporation, Carson Products, any Subsidiary, any Parent or any Affiliate in any manner or the business of the Corporation, Carson Products, any Subsidiary, any Parent or any Affiliate in any manner. For purposes of this
Section 9.3, a "potential client" or a "potential customer" shall mean a person or entity that the Corporation, Carson Products, any Parent or any Subsidiary
(A), as of the date of the Executive's employment terminates, is, or has expended time or resources which are not insignificant in amount or kind in, soliciting or is in preparation for soliciting, and/or (B) has, at any time or from time to time, within the 12 month period prior to the date the Executive's employment terminates, been soliciting for or in respect of any current, actively pending or contemplated product lines, businesses, or services offered by the Corporation, Carson Products, any Parent or any Subsidiary, including, without limitation, any marketing arrangements, licensing arrangements, manufacturing arrangements, and/or distribution arrangements (the "Products").

         9.4 RESTRICTION PERIOD COMPENSATION. In consideration of the Executive being subject to the restrictions contained in Section 9.2 of this Agreement and subject to the obligations contained in this Section 9.4 of this Agreement, the Corporation shall pay to the Executive, (i) during the first two years of the Restriction Period an annual payment equal to $500,000 per annum and (ii) during the last year of the Restriction Period an annual payment equal to $400,000 per annum, with the first annual payment to be payable in a lump sum on the first anniversary of the commencement of the Restriction Period, the second annual payment to be payable in a lump sum on the second anniversary of the commencement of the Restriction Period and the third annual payment to be payable in a lump sum on the third anniversary of the commencement of the Restriction Period. In the event of the Executive's death during any year of the Restriction Period, the Corporation shall pay to the Executive only the pro rata portion of the annual payment due for such year of the Restriction Period. At the request of the Corporation and subject to the express, written consent of the Executive, the Executive shall be available to perform consulting services on behalf of the Corporation or its Affiliates for a period of not more than six weeks (in the aggregate) per annum for each year during the Restriction Period. Notwithstanding the above, in the event the Executive voluntarily terminates employment (other than due to Disability or for Good Reason) with the Corporation during the Initial Term, the Corporation may, in its sole discretion, elect to waive the Executive's obligations under Section 9.2 of this Agreement, in which case the Corporation shall not be liable to pay the Executive any compensation described in this Section 9.4 for the Restriction Period. Any payments to the Executive under Section 9.4 of this Agreement shall be in addition to any other payments or benefits which Executive may receive under Sections 6.1, 6.2 or 6.3 of this Agreement.


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         9.5 INJUNCTIVE RELIEF. The Executive acknowledges and agrees that the
Corporation will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 9 of this Agreement. The Executive agrees that the Corporation shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 9, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Corporation may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 9, raise the defense that the Corporation has an adequate remedy at law.

         9.6 SPECIAL SEVERABILITY. The terms and provisions of this Section 9 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive's future employment imposed by this
Section 9 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 9 unreasonable in duration or geographic scope or otherwise, the Executive and the Corporation agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

     10. SUCCESSORS.

         10.1 THE EXECUTIVE. This Agreement is personal to the Executive and, without the prior express written consent of the Corporation, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a qualified domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives.

         10.2 THE CORPORATION. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation shall use its reasonable best efforts to obtain from any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, an assumption by such successor of the obligations of the Corporation under this Agreement.

     11. MISCELLANEOUS.

         11.1 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.


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         11.2 AMENDMENTS/WAIVER. This Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.

         11.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party, by facsimile transmission, by overnight courier, or by registered or certified mail, return receipt request, postage prepaid, addressed as follows:

         If to the Executive:    Mr. Malcolm Yesner
                                 c/o Carson, Inc.
                                 64 Ross Road
                                 Savanna, Georgia 31405

         with a copy to:         Dennis J. Friedman, Esq.
                                 Chadbourne & Parke LLP
                                 30 Rockefeller Plaza
                                 New York, New York  10112

         If to the Corporation:  Cosmair, Inc.
                                 575 Fifth Avenue
                                 New York, NY 10017
                                 Attention: John D. Sullivan, Esq.


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

         11.4 WITHHOLDING. The Corporation may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         11.5 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         11.6 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties to this Agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties (including any Affiliates) with respect thereto including, but not limited to, upon the Commencement Date, the Amended and Restated Employment Agreement, dated as of November 1, 1999, between Carson and the Executive and the Noncompetition Agreement, dated as of November 1, 1999, between Carson and the Executive.


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


         11.7 SURVIVORSHIP. The respective rights and obligations of the parties to this Agreement shall survive any termination of this Agreement or the Executive's employment hereunder for any reason.

         11.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.




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


         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Corporation has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.






                                   COSMAIR, INC.


                                   By:     /s/ Roger Dolden
                                        ---------------------------------------
                                        Name:  Roger Dolden
                                        Title: Executive Vice President
                                               Chief Administrative Officer




                                        /s/ Malcolm Yesner
                                        ---------------------------------------
                                            Malcolm Yesner




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